Exhibit 99.1

EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, Dallas, Texas 75251 (214) 368-2084 FAX (972) 367-3559

EXCO RESOURCES, INC. ANNOUNCES AGREEMENT WITH BG GROUP

FOR JOINT DEVELOPMENT OF APPALACHIAN ASSETS

DALLAS, TEXAS, May 10, 2010…EXCO Resources, Inc. (NYSE:XCO) (“EXCO”) today announced that it has reached a definitive agreement with BG Group plc (LSE:BG.L) (“BG Group”) for a joint venture regarding the development and operation of EXCO’s Appalachian assets located primarily in Pennsylvania and West Virginia (the “JV”). This transaction is expected to close in June 2010 and is subject to customary closing conditions.

EXCO will sell BG Group membership interests in companies that hold 50% of EXCO’s producing and non-producing assets in Appalachia. EXCO and BG Group will jointly own an operating company that will continue serving as operator of the properties subject to oversight from a Management Board with equal representation from EXCO and BG Group. EXCO will receive total consideration of $950 million, and the transaction will have an effective date of January 1, 2010. EXCO and BG Group will also jointly pursue the construction and expansion of gathering systems, pipelines and treating and processing facilities through a newly formed and jointly owned midstream company.

As of December 31, 2009, the existing assets within the JV included approximately 654,000 net acres with approximately 186,000 net acres prospective for Marcellus shale development. Also included is net production of approximately 35 Mmcfe per day primarily from the shallower conventional horizons. As of December 31, 2009, the assets included approximately 265 Bcfe of net proved reserves, based on year-end SEC pricing. The Marcellus shale acreage is currently being developed with a one rig program and EXCO estimates that the acreage position, most of which is held by shallow production, includes over 5,000 undrilled Marcellus locations. EXCO and BG Group plan to increase the development program for the remainder of 2010 and in future years and aggressively pursue opportunities to acquire additional acreage in the Appalachian basin.

EXCO will receive $800 million in cash at closing, subject to customary closing adjustments. In addition, BG Group has agreed to fund $150 million of capital development on EXCO’s behalf, with BG Group paying 75% of EXCO’s drilling and completion costs on the deep rights until the $150 million commitment is satisfied. The drilling and completion cost commitment is expected to be satisfied in 2011 or 2012. EXCO and BG Group will share equally in any future additional leasehold and asset acquisitions in the Appalachian basin.

The total unadjusted cash proceeds to EXCO of $800 million from the joint venture transaction will be applied to the outstanding balances under EXCO’s credit facility.

Douglas H. Miller, EXCO’s Chief Executive Officer, commented, “We are very pleased and excited about this new joint venture with BG Group. Our existing joint venture with BG Group in East Texas/North Louisiana has been a tremendous success. We share a belief that current market conditions will continue to provide opportunities to grow our acreage footprint in both of these areas. We also share a common vision of the importance of midstream and marketing efforts to fully realize the value of our upstream assets and both believe the Marcellus will be an infrastructure led play. This transaction is a significant event for EXCO, both in terms of the ability to aggressively increase the development of our existing Marcellus assets and pursue additional opportunities while continuing to strengthen our balance sheet.”

EXCO will host a conference call on Monday, May 10, 2010 at 10:00 a.m. (Dallas time) to discuss the contents of this release and respond to questions. Please call (800) 309-5788 if you wish to participate and ask for the EXCO conference call ID# 74577488. The conference call will also be webcast on EXCO’s website at www.excoresources.com under the Investor Relations tab. Presentation materials related to this release will be posted on EXCO’s website on Monday, May 10, 2010, before the start of the conference call.

A digital recording will be available starting two hours after the completion of the conference call until 11:59 p.m., May 24, 2010. Please call (800) 642-1687 and enter conference ID# 74577488 to hear the recording. A digital recording of the conference call will also be available on EXCO’s website.

EXCO was advised by Goldman, Sachs & Co. in this transaction.

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in East Texas, North Louisiana, Appalachia, and West Texas.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

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This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Business plans may change as circumstances warrant. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission. EXCO undertakes no obligation to publicly update or revise any forward-looking statements.